Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEW DELL INTERNATIONAL LLC

THE UNDERSIGNED is executing this Limited Liability Company Agreement (the “Agreement”) on August 9, 2016 for the purpose of forming, and does hereby form, a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (the “Act”), and does hereby certify and agree as follows:

1. Name. The name of the Company shall be New Dell International LLC or such other name as the Managing Member may from time to time hereafter designate.

2. Definitions.

(a) In addition to the terms otherwise defined herein, the following terms are used herein as defined below:

“Managing Member” means Dell Inc., a Delaware corporation.

“Members” means the Managing Member and those other persons or entities who from time to time are designated as Members by the Managing Member.

(b) Capitalized terms not otherwise defined herein shall have the meanings set forth therefore in Section 18-101 of the Act.

3. Certificates. Mark Schultz, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Managing Member became a designated “authorized person”, within the meaning of the Act, to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents instruments or certificates in the name and on behalf of the Company or otherwise as the Managing Member deems necessary or appropriate in furtherance of the ordinary course of business of the Company; and the Managing Member shall continue as a designated “authorized person”. The Managing Member, as an authorized person, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Managing Member shall execute, deliver and file, or cause the execution, delivery and filing of, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

4. Purpose. The Company may engage in any other lawful business under the Act and applicable law that the Managing Member determines the Company shall engage in and do all things necessary or incidental thereto.

5. Offices.

(a) The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, One Dell Way, Round Rock, TX 78682 or such place or places as the Managing Member may from time to time designate.

(b) The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent of the Company is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Managing Member may from time to time change the registered agent or office by an amendment to the Certificate of Formation of the Company.

6. Members. The names and business or residence addresses of the Members are set forth on Schedule A attached hereto.

7. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 15 of this Agreement.

8. Management of the Company.

(a) The Managing Member shall have the exclusive right to manage the business of the Company, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company and, in general, all powers permitted to be exercised by a managing member under the Act. The Managing Member may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such person or entity such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b) No Member other than the Managing Member, in its status as such, shall have the right to take part in the management or control of the business of the Company or to act for or bind the Company or otherwise to transact any business on behalf of the Company.

9. Capital Contributions. Members shall make capital contributions to the Company in such amounts and at such times as they shall mutually agree.

10. Assignments of Membership Interest. No Member may sell, assign, pledge or otherwise transfer or encumber (collectively, “transfer”) all or any part of his interest in the Company, nor shall any Member have the power to substitute a transferee in his place as a substitute Member, without, in either event, having obtained the prior written consent of the Managing Member, whose consent may be given or withheld in its sole discretion.

11. Resignation. No Member shall have the right to resign from the Company except with the consent of the Managing Member and upon such terms and conditions as may be specifically agreed upon between the Managing Member and the resigning Member. The provisions hereof with respect to distributions upon resignation are exclusive, and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise.

12. Additional Members. The Managing Member shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the Managing Member; and in connection with any such admission, the Managing Member shall have the right to amend Schedule A hereof to reflect the name, address and capital contribution of the admitted Member.

13. Allocations and Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Managing Member may determine. Distributions shall be made to (and profits and losses of the Company shall be allocated among) Members pro rata in accordance with the amount of their contributions to the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14. Return of Capital. No Member has the right to receive, and the Managing Member has absolute discretion to make, any distributions to a Member which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

15. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) the determination of the Managing Member to dissolve the Company;

(b) any time there are no members of the Company unless the Company is continued in accordance with the Act; or

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

16. Liability; Exculpation; Indemnification and Insurance.

(a) Liability. To the fullest extent permitted by law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities of the Company, and no Covered Person (as defined below) shall be obligated personally for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b) Duties and Liabilities of Covered Persons. No Covered Person shall be liable or accountable in damages or otherwise to the Company or to any Member for any loss or liability arising out of any act or omission on behalf of the Company taken or omitted by such Covered Person, so long as such act or omission did not constitute Disabling Conduct (as defined below). To the fullest extent permitted by law, and except as otherwise expressly provided herein, no Covered Person shall be required to consider the interests of, or have any duty stated or implied by law or equity (including any fiduciary duty) to any other Covered Person by virtue of owning any interest in the Company or being a Managing Member.

(c) Exculpation. To the fullest extent permitted by law, and except as otherwise expressly provided herein, no Covered Person shall be liable to the Company or any Member for any Claims and Expenses (as defined below) arising out of any act or omission of such Covered Person on behalf of the Company to the extent that such act or omission did not constitute Disabling Conduct. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(d) Indemnification.

(i) To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) that may be imposed on, incurred by or asserted at any time against such Covered Person in any way related to or arising out of this Agreement, the Company or the management or administration of the Company or in connection with the business or affairs of the Company or the activities of such Covered Person on behalf of the Company; provided that a Covered Person shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct. The rights of any Covered Person to indemnification hereunder will be in addition to any other rights any such Covered Person may have under any other agreement or instrument in which such Covered Person is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

(ii) Subject to the last sentence of this Section 16(d)(ii), the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause any Controlled Entities (as defined below) to, be fully and primarily responsible for the payment to the Covered Person in respect of Claims and Expenses in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Act, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification obligation (collectively, the “Covered Person-Related Entities”). Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Covered Person-Related Entities and no right of advancement or recovery the Covered Person may have from the Covered Person-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Covered Person-Related Entities shall make any payment to the Covered Person in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause any Controlled Entities to, reimburse the Covered Person-Related Entity making such payment to the extent of such payment promptly upon written demand from such Covered Person-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Covered Person-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (z) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Covered Person-Related Entities effectively to bring suit to enforce such rights. The Company and Covered Person agree that each of the Covered Person-Related Entities shall be third-party beneficiaries with respect to this Section 16(d) entitled to enforce this Section 16(d) as though each such Covered Person-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 16(d) as though each such Controlled Entity was a party to this Agreement. For purposes of this Section 16(d), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Claims and Expenses for which the Covered Person shall be entitled to indemnification from both (1) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (2) any Covered Person-Related Entity pursuant to any other agreement between any Covered Person-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Covered Person-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Covered Person-Related Entity, on the other hand. Notwithstanding anything to the contrary in this Agreement, no provision in this Section 16 shall alter, change, amend, modify or subtract from any indemnification or advancement obligation of any Controlled Entity to any Covered Person with respect to any Claims or Expenses, including any obligation of such Controlled Entity to be fully and primarily responsible for payments to such Covered Person in connection with such indemnification and advancement obligations.

(e) Advancement of Expenses. To the fullest extent permitted by applicable law, the Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding (other than a claim, demand, action, suit or proceeding brought by the Company against a Member for such Member’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter; provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to this Section 16.

(f) Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Managing Member of the commencement of such proceeding; provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Sections 16(d) and 16(e), except to the extent that the Company is materially prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company will be entitled to assume the defense of such proceeding; provided that (i) the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense and (ii) if the Covered Person shall give notice to the Company that in its good faith judgment, based on the advice of counsel, certain claims made against it in such proceeding could have a material adverse effect on the Covered Person or its Affiliates (other than the Company) other than as a result of monetary damages, the Covered Person shall have the right to control (at the Company’s expense with counsel reasonably satisfactory to the Company) the defense of such specific claims with respect to the Covered Person (but not with respect to the Company or any other Member); provided, further, that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person shall not consent to the entry of a judgment or enter into a settlement that would require the Company to pay any amounts under this Section 16 without the prior written consent of the Company, such consent not to be unreasonably withheld. After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, except to the extent provided in clause (ii) above, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person, the Company will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein.

(g) Insurance. The Company may, or may cause a Controlled Entity to, purchase and maintain directors and officers insurance, to the extent and in such amounts as the Managing Member may, in its discretion, deem reasonable.

(h) Certain Definitions. As used in this Section 16 and other Sections of this Agreement:

(i) “Affiliate” means, with respect to a first person, any person at the time of determination, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such first person.

(ii) “Controlled Entity” means any other limited liability company, partnership, corporation, joint venture, trust, employee benefit plan or other enterprise controlled by the Company.

(iii) “Covered Person” means (a) each Managing Member, other Member or officer, in each case in his, her or its capacity as such, (b) any person (other than the Company) of which a Member is an officer, director, shareholder, partner, member, employee, representative or agent and (c) any Affiliate (other than the Company), officer, director, shareholder, partner, member, employee, representative or agent of any of the foregoing, in each case in clauses (a), (b) and (c) whether or not such person continues to have the applicable status referred to in such clauses.

(iv) “Disabling Conduct” means, in respect of any person (including an Officer), an act or omission (i) that is a criminal act by such person that such person had no reasonable cause to believe was lawful or (ii) that constitutes fraud, gross negligence or knowing and willful misconduct by such person.

17. Amendments. This Agreement may only be amended with the written consent of the Managing Member.

18. Miscellaneous. The Members shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by this Agreement or the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to its conflict of law rules.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

MANAGING MEMBER:

DELL INC.

By:	/s/ Janet B. Wright
Name: Janet B. Wright
Title: Vice President and Assistant Secretary

[Signature Page to New Dell International LLC Limited Liability Company Agreement]

SCHEDULE A

Names and Addresses of Members

Managing Member

Dell Inc.

One Dell Way

Round Rock, Texas 78682